Exhibit 99.1

NEWS RELEASE

CONTACT: Kim Duncan Senior Director, Investor Relations ir@cooperco.com	6140 Stoneridge Mall Road Suite 590 Pleasanton, CA 94588 925-460-3663 www.coopercos.com

THE COOPER COMPANIES BOARD APPOINTS NEW DIRECTOR

PLEASANTON, Calif., January 25, 2013 – The Cooper Companies, Inc. (NYSE: COO) today announced that Gary S. Petersmeyer has been appointed to its board of directors, effective January 25, 2013.

Commenting on the appointment, A. Thomas Bender, Cooper’s chairman said, “With over 35 years of executive leadership experience in the healthcare and pharmaceutical industries, including in the soft contact lens industry, I’m confident Gary will be a valuable contributor to our board.”

Mr. Petersmeyer currently serves as a consultant to companies in the pharmaceutical and medical device industries. Most recently he co-founded Aesthetic Sciences Corporation in 2004 and served as chief executive officer and chairman until December 2010. Prior to this he served as president and chief operating officer of Pherin Pharmaceuticals, Inc. from 2000 to 2001, and as president and chief operating officer of Collagen Corporation, Inc. from 1995 to 1998. From 1998 to 2000, he was CEO of Collagen Aesthetics, Inc. From 1976 to 2000, he served in various management positions for pharmaceutical and medical device companies.

He currently serves on the board of directors of Omnicell, Inc. (NASDAQ: OMCL) and he has served on the boards of Visx Incorporated and Roxro Pharmaceuticals prior to their acquisitions. He also serves as chairman of the board for Positive Coaching Alliance, a non-profit organization dedicated to improving youth sports. Mr. Petersmeyer has a Bachelor of Arts degree in political science from Stanford University, a Master of Arts degree in teaching from the Harvard Graduate School of Education, and a Master of Business Administration degree from Harvard University.

About The Cooper Companies

The Cooper Companies, Inc. (“Cooper”) is a global medical device company publicly traded on the NYSE Euronext (NYSE:COO). Cooper is dedicated to being A Quality of Life Company™ with a focus on delivering shareholder value. Cooper operates through two business units, CooperVision and CooperSurgical.

CooperVision brings a refreshing perspective on vision care with a commitment to crafting a wide range of high-quality products for contact lens wearers and providing focused practitioner support. CooperSurgical focuses on supplying women’s health clinicians with market leading products and treatment options to improve the delivery of healthcare to women. Headquartered in Pleasanton, CA, Cooper has over 7,500 employees with products sold in over 100 countries. For more information, please visit www.coopercos.com.

COO-G